Exhibit 10.01

PURCHASE AGREEMENT

BY THIS PURCHASE AGREEMENT effective as of the 15th day of June, 2009 (the “Effective Date”),

BY AND BETWEEN

GEOXPLOR CORP., a Nevada corporation, whose address is 3655 West Anthem Way, Anthem, Arizona 85080 (“GeoXplor”),

AND

AMERICAN LITHIUM MINERALS, INC., a Nevada corporation, whose address is 2850 W. Horizon Ridge Parkway, Suite 200, Henderson, NV 89052 ("ALM"),

GeoXplor, in consideration of the agreements set forth herein, has granted certain rights to ALM under the following terms and conditions:

1.

Grant; Definitions

a.

Exploration License – GeoXplor hereby grants to ALM an exclusive license to enter upon the "Property" together with the right to conduct "Mineral Exploration" during the a five-year evaluation and due diligence term.

b.

Definitions - The words and phrases used in this Agreement shall have the following meanings:

(1)

The "Property" shall include those certain unpatented placer mining claims situated in Esmeralda County, Nevada, more particularly described in Exhibit A attached hereto.

(2)

"Mineral Exploration and Development Testing" shall include those activities that ALM, in its sole judgment and discretion, may deem advisable for the purpose of ascertaining any facts relating to the occurrence, nature and extent of lithium carbonate and related lithium compounds or mineralization in and under the Property and the metallurgical and physical properties of such minerals; including, but not limited to, surface trenching, excavations, geophysical and geochemical surveys, drilling, the sinking of shafts for bulk sampling, and further including the right to use the surface for access, to place and use facilities on the surface and to use water and other surface resources that may be useful or convenient in connection with such activities.  Mineral Exploration and Development Testing shall specifically include such testing as may be required for filings with any applicable stock exchange.

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(3)

“Shares” means fully paid and non-assessable common shares in the capital of ALM, issued pursuant to exemptions from registration and prospectus requirements contained in the United States Securities Act of 1933 and the rules and regulations promulgated thereunder, which Shares shall contain such restrictive legends regarding applicable hold periods as required by such securities laws.

(4)

“Dollar(s)” or “$” shall mean currency of the United States.

c.

Transfer of Title – Upon ALM’s completion of its obligations under subsection a and b of Section 2 and subsection f of Section 4, GeoXplor shall transfer title of the Property to ALM subject to (1) ALM’s concurrent transfer to GeoXplor of a royalty on the production of lithium carbonate from the Property and (2) a further agreement to pay an additional bonus as specified in subsection c of Section 2 of this Agreement.

2.

Consideration to GeoXplor

a.

Payments and Reimbursements - ALM shall pay GeoXplor in consideration of the grant of the exploration license and other rights granted under this Agreement the following:

(1)

Five Thousand Dollars ($5,000.00) upon the execution of a letter of intent on April 29, 2009, the receipt of which is acknowledged;

(2)

Fifty-Six Thousand Dollars ($56,000.00) upon execution of this Agreement (calculated based on $500.00 per claim multiplied by 53 staked and recorded claims equals $26,500.00 minus $5,000.00 deposit equals $21,000.00 plus $35,000.00 as payment on execution equals $56,000.00);

(3)

Seventeen Thousand Five Hundred Dollars ($17,500.00) upon presentation of a receipt for payment of the filing and claim maintenance fees to the Nevada State Office of the Bureau of Land Management for the filing of 35 “AF” placer claims, it being understood that GeoXplor will be reimbursed for the costs associated with locating claims of Five Hundred Dollars ($500.00) per claim;

(4)

Thirty-Five Thousand Dollars ($35,000.00) or before the date one year from the Effective Date of this Agreement;

(5)

Fifty Thousand Dollars ($50,000.00) or before the date two years from the Effective Date of this Agreement;

(6)

One Hundred Thousand Dollars ($100,000.00) or before the date three years from the Effective Date of this Agreement; and

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(7)

One Hundred Thousand Dollars ($100,000.00) or before the date four years from the Effective Date of this Agreement.

b.

Stock Transfer – As additional consideration, the Purchase Price shall include the issuance of 750,000 Shares, subject to such conditions as may be imposed by the rules and regulations of the United States Securities and Exchange Commission, as follows:

(1)

Two Hundred and Fifty Thousand (250,000) Shares on execution of this Agreement;

(2)

Two Hundred and Fifty Thousand (250,000) Shares on or before the date one year from the Effective Date of this Agreement; and

(3)

Two Hundred and Fifty Thousand (250,000) Shares on or before the date two years from the Effective Date of this Agreement.

c.

Conditions for Transfer of Title and Subsequent Limitations –

(1)

At such time as the ALM has completed the payments and stock transfers specified in subsections a and b of this Section 3, and has completed the expenditures for Work specified in subsection f of Section 4, the Property shall be transferred to ALM by Quitclaim Deed.

(2)

Concurrently with the transfer of title to ALM, ALM shall convey to GeoXplor a “Net Value Royalty” on production of lithium carbonate and other lithium minerals from the Property measured by three percent (3%) of the gross proceeds received by the ALM from the sale or other disposition of lithium carbonate or other lithium compounds less (i) transportation of the product from the place of treatment to the purchaser, (ii) all handling and insurance charges associated with the transportation, and (iii) any taxes associated with the sale or disposition of the product (excluding any income taxes of ALM).  ALM shall have the further right to purchase up to two percent (2%) of the Net Value Royalty, in whole percentage points, for One Million Dollars ($1,000,000) for each one percent (1%), which right shall be exercised, if at all, within fifty (50) years from and after the conveyance to GeoXplor.

(3)

If ALM, its assignee or a joint venture including ALM, (i) delivers to its Board of Directors or applicable other management a feasibility study recommending mining of lithium carbonate or other lithium compound from the Property and such Board of management authorizes implementation of a mining plan, or (ii) sells, options, assigns, disposes or otherwise alienates all or a portion of its interest in the Property, ALM shall pay GeoXplor an additional bonus of Five Hundred Thousand Dollars ($500,000) in cash or shares of ALM.  The election to obtain cash or shares of ALM shall be at the sole election of GeoXplor.

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c.

Method of Making Payments - All payments required under this Agreement may be mailed or delivered to GeoXplor's address or to any single depository as GeoXplor may instruct.  Upon making payment to the authorized agent or depository, ALM shall be relieved of any responsibility for the distribution of such payment to GeoXplor.  The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder.

3.

Inspection

Both GeoXplor or ALM (or their respective agents), may enter upon the Property or processing facilities to inspect the same at such times and upon such notice to the other party as shall not unreasonably or unnecessarily hinder or interrupt the operations of ALM.  At such time as a royalty is conveyed to GeoXplor, the royalty document shall include a right of inspection of the Property and the books and records used for the calculation of royalty and the right to audit on an annual basis.

4.

Obligations of ALM

a.

Conduct of Operations – All work performed on the Property by ALM pursuant its rights under this Agreement or by GeoXplor pursuant to its activities as the operator to implement Work authorized by ALM, shall be done in a good and workmanlike manner and in compliance with all state or federal laws and regulations governing such operations.

b.

Protection from Liens – ALM shall pay all expenses incurred or authorized by it in its activities on the Property and shall allow no liens arising from any act of ALM to remain upon the Property; provided, however, that ALM shall not be required to remove any such lien as long as ALM is contesting in good faith the validity or amount thereof.

c.

Indemnity – ALM shall indemnify GeoXplor against and hold GeoXplor harmless from any suit, claim, judgment or demand whatsoever arising out of negligence on the part of ALM in the exercise of any of its rights pursuant to this Agreement, provided that if GeoXplor or any person or instrumentality acting on GeoXplor's behalf shall have been a contributing cause to the event giving rise to such suit, claim, demand or judgment, ALM's obligation to indemnify GeoXplor shall not exceed ALM's liability under the laws applicable to the event giving rise to such suit, claim, demand or judgment.  Likewise, GeoXplor shall similarly indemnify ALM from claims arising out of its negligence in the conduct of its activities as operator to implement Work authorized by ALM.

d.

Payment of Taxes – ALM shall pay all taxes levied against the Property and any improvements on the Property.  ALM shall have the right to contest, in the courts or otherwise, the validity or amount of any taxes or assessments, before it shall be required to pay the same.  If this Agreement is terminated or otherwise expires, any taxes that are ALM's responsibility shall be prorated for the calendar year of expiration or termination as of the date ALM has removed its equipment, facilities and improvements from the Property.

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e.

Maintenance – ALM shall timely pay and make the appropriate record of the payment of the claim maintenance fee or any other fee required under state or federal law to maintain the unpatented mining claims included within the Property for each assessment year during which this Agreement continues in force beyond July 1 of the applicable assessment year.

f.

Work Commitment  – Before the expiration of five (5) years from the Effective Date, ALM shall expend not less than Two Millions Dollars ($2,000,000) in Mineral Exploration and Development Testing ("Work").  The Work shall be scheduled to expend not less than One Hundred Thousand Dollars ($100,000) during the first year, One Hundred Thousand Dollars ($100,000) during the first year, Two Hundred Thousand Dollars ($200,000) during the second year, Five Hundred Thousand Dollars ($500,000) during the third year, and One Million Two Hundred Thousand Dollars ($1,200,000) during the fourth year. The nature, place and conduct of such Work shall be at the sole discretion of ALM and the amount of the expenditures shall be determined by the direct cost to ALM of Work performed.  GeoXplor shall undertake to perform such Work as directed by ALM under Work plans provided to GeoXplor on a periodic or as needed basis.  ALM’s performance of Work shall otherwise conform to the Work plan and shall conform to industry standards.  Any expenditure in excess of the amount required for any annual period shall be applicable against expenditures required for the succeeding year or years.

5.

Title Matters

a.

Representations and Warranties Related to the Property  – GeoXplor represents and warrants to ALM that:  (1) the unpatented mining claims constituting the Property have been located and appropriate record made thereof in compliance with the laws of the United States and the laws of the State of Nevada, (2) the claim maintenance fees have been paid for the year beginning on September 1 prior to the effective date of this Agreement and appropriate record made thereof; (3) there is no claim of adverse mineral rights affecting the Property, (4) subject to the paramount interest of the United States, GeoXplor controls the full undivided possessory title to the Property, (5) except as specified in Exhibit A, GeoXplor's possessory right to the Property is free and clear of all liens and encumbrances.

b.

Joint Representations – ALM and GeoXplor jointly represent and warrant that each company: (1) have the full right, power and capacity to enter into this Agreement upon the terms set forth herein, (2) is incorporated, organized and in good standing under the laws of the state of its incorporation and is qualified to do business and is in good standing in the State of Nevada; (3) has obtained all necessary corporate and shareholder approvals and no further action on the part of its directors or shareholders is necessary or desirable to make this Agreement valid and binding; and (4) neither the execution and delivery of this Agreement nor any of the agreement referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with any agreement to which it is a party and by which it is currently bound.

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c.

Title Documents; Data – Upon written request of ALM at any time during the term hereof, GeoXplor shall promptly deliver to ALM copies of all title documents affecting the Property that GeoXplor has in its possession.  If GeoXplor is in possession or knows the whereabouts of technical data concerning the mineral estate of the Property, GeoXplor shall, at ALM's expense, furnish copies of such materials to ALM or notify ALM of the location of such information.

d.

Title Defects, Defense and Protection – ALM has, during its initial due diligence examination of the Property prior to the Effective Date, examined and approved GeoXplor’s title to the Property.  If title to any of the Property is contested or questioned by any person, entity or governmental agency GeoXplor and ALM shall undertake such actions as may be required to perfect, defend or initiate litigation to protect such title.  In that event, all costs of such action shall be paid by ALM and shall be a credit toward the Work obligations of subsection f of Section 4.

e.

Amendment and Relocation of Mining Claims – ALM shall have the right, upon prior consultation with GeoXplor, to amend or relocate the unpatented claims which are subject to this Agreement.  The location notices of any such amended or related claims shall be approved by GeoXplor.

f.

Change of Law – If the law of the United States concerning acquisition of mineral rights on federally managed lands is repealed, amended, or new legislation is enacted, ALM shall have the right, at its expense, to take whatever action it deems appropriate to preserve a right to explore for, develop, and mine minerals from the Property.  If ALM elects to take any action under the terms of this subsection, it shall first notify GeoXplor in writing setting forth the nature of the proposed action and an explanation thereof.  GeoXplor agrees to cooperate with ALM and execute whatever documents are deemed necessary by ALM to accomplish such action.  Nothing in this subsection shall impose any obligation upon ALM to take any action, or diminish the right of GeoXplor to take action it deems appropriate; provided, however, that if GeoXplor chooses to take any action, it will first inform ALM of the nature of such contemplated action.

g.

General – Nothing herein contained and no notice or action which may be taken under this Section 5 shall limit or detract from ALM's right to terminate this Agreement in the manner hereinafter provided.

6.

Termination; Removal of Property; Data

a.

Termination by GeoXplor – If ALM defaults in the performance of its obligations specified in this Agreement, GeoXplor shall give ALM written notice specifying the default.  If the default is not cured within thirty (30) days after ALM has received the notice, or if ALM has not within that time begun action to cure the default and does not thereafter diligently prosecute such action to completion, GeoXplor may terminate this Agreement by delivering to ALM written notice of such termination.  GeoXplor's right to terminate this Agreement shall be its sole remedy for any failure to make payments required under Section 2.  If ALM in good faith disputes the existence of a default, ALM shall initiate appropriate action in a court of competent jurisdiction within the 30-day period and the time to cure shall run from the date of a final determination that a default exists.  GeoXplor shall have no right to terminate this Agreement except as set forth in this subsection a of Section 6.

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b.

Termination by ALM – ALM shall have the right to terminate this Agreement at any time by written notice from ALM to GeoXplor.

c.

Termination of GeoXplor as Operator – If GeoXplor defaults in the performance of its duties and obligations to perform plans for the performance of Work as specified in subsection f of Section 4 of this Agreement, ALM shall give GeoXplor written notice specifying the default and the same provisions specified in subsection a of this Section 6 shall apply.  If the default is not cured, or other appropriate action taken, GeoXplor’s designation as operator shall terminate.  The termination of GeoXplor as operator shall not release the ALM from its obligation to complete the expenditures of Work required under subsection f of Section 4.

d.

Effect of Termination – From and after the date of termination of this Agreement by either party, all right, title and interest of the parties under this Agreement shall terminate, and neither party shall be required to make further payments or perform any further obligations hereunder concerning the Property, except payments and obligations, the commitment to pay or the due dates for the payment or performance of which occur prior to the termination date.

e.

Removal of Property – Upon any termination or expiration of this Agreement, ALM shall have a period of three (3) months from and after the effective date of termination within which it may elect to remove from the Property all of its machinery, buildings, structures, facilities, equipment and other property of every nature and description erected, placed or situated thereon, except supports placed in shafts, drifts or openings in the Property.  Failure of ALM to so remove the same shall constitute an abandonment by ALM to GeoXplor of the same; provided, however, that ALM may still be required to remove such property upon notice from GeoXplor at any time during the three-month period and thirty (30) days thereafter.

d.

Delivery of Data – If this Agreement is terminated, upon written request given by GeoXplor within thirty (30) days of said termination, ALM shall, within a reasonable time, furnish GeoXplor copies of all available noninterpretive exploration, development and mining data pertaining to the Property prepared by or for ALM.

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e.

Relinquishment of Record - If this Agreement is terminated or otherwise expires, ALM shall provide GeoXplor with a recordable document sufficient to provide notice that ALM no longer asserts rights to the Property under this Agreement.

7.

Share Matters

GeoXplor represents and warrants to ALM that is is an “accredited” investor as that term is defined in Rule 501 of Regulation D promulgated under the United States Securities Act of 1933, as amended, and acknowledges and agrees that the Shares will be issued in accordance with all applicable securities laws and will be subject to hold periods and restrictions on resale in accordance with applicable securities laws and it is GeoXplor’s responsibility to determine what those hold periods and restrictions are before selling or otherwise transferring any Shares.

8.

Notices

Any notice or communication required or permitted hereunder shall be effective when personally delivered or deposited, postage prepaid, certified or registered, in the United States mail to the addresses specified above.  Either party may, by notice to the other given as aforesaid, change its mailing address for future notices.

9.

Confidentiality

Each of the parties agrees that all information obtained under the terms of this Agreement will not be publicly disclosed or used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction or with prior written consent of the other party, such consent not to be unreasonably withheld.

10.

Binding Effect; Assignment

This Agreement shall not be assigned by ALM except to a wholly owned subsidiary, in which case the ALM shall guarantee the performance of the assignee.  GeoXplor may assign all or any portion of its right to the royalty provided hereunder.

11.

Force Majeure

If ALM is delayed or interrupted in or prevented from exercising its rights or performing its obligations, as herein provided, by reasons of "force majeure," then, and in all such cases, ALM shall be excused, without liability, from performance of its obligations set forth in this Agreement (except as to obligations to pay money as set forth in Sections 2 and 4), but the provisions shall again come into full force and effect upon the termination of the period of delay, prevention, disability or condition.  "Force majeure" includes all disabilities arising from causes beyond the reasonable control of ALM; including, without limitation, acts of God, accidents, fires, damages to facilities, labor troubles, unavailability of fuels, supplies and equipment, orders or requirements of courts or government agencies, or the inability to obtain environmental clearance or operating permits that may be required by governmental authorities.  If a condition of force majeure is declared, the due dates for any performance (excluding time for payment of monies) hereunder shall be extended for the period of the disability.

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12.

Memorandum

The parties to this Agreement agree to execute and record a Memorandum of this Agreement in a form sufficient to constitute record notice to third parties of the rights granted hereunder, which may be recorded in the official records of Esmeralda County, Nevada.

13.

Construction

a.

Governing Law - This Agreement shall be construed by the internal laws but not the laws of conflict of the State of Nevada.

b.

Headings - The headings used in this Agreement are for convenience only and shall not be deemed to be a part of this Agreement for purposes of construction.

c.

Entire Agreement - All of the agreements and understandings of the parties with reference to the Property are embodied in this Agreement, and this Agreement supersedes all prior agreements or understandings between the parties.

d.

No Implied Covenants – It is expressly agreed that no implied covenant or condition whatsoever shall be read into this Agreement relating to any time frame as the measure of diligence for any operations of ALM hereunder.

14.

Further Assurances

The parties agree to perform all acts and execute all documents that may be necessary to carry out the spirit and intent of this Agreement.

SIGNED, effective as of the date recited above.

GEOXPLOR CORP.

AMERICAN LITHIUM MINERALS, INC.

By:   /s/ John Rud

By   /s/ Mathew Markin

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State of Arizona	)
	)	ss
County of Maricopa	)

The foregoing document was acknowledged before me, the undersigned notary public, this ____ day of __________, 2009, by ____________________, the _________________ of GEOXPLOR CORPORATION, a Nevada corporation, for and on behalf of the corporation.

___________________________________

Notary Public

State of ___________	)
	)	ss
County of _________	)

The foregoing document was acknowledged before me, the undersigned notary public, this ____ day of __________, 2009, by ____________________, the _________________ of AMERICAN LITHIUM MINERALS, INC., a Nevada corporation, for and on behalf of the corporation.

___________________________________

Notary Public

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EXHIBIT A

(The “Property” Defined)

The unpatented placer mining claims described below constitute the “Property” that is subject to the forgoing Purchase Agreement.  The mining claims are situated in Esmeralda County, Nevada, the names of which, the serial numbers assigned by the Nevada State Office of the Bureau of Land Management and the book and page of recording of the location notices thereof in the office of the Clerk-Recorder of Esmeralda County, Nevada, are as follows:

Claim Name	NMC#	Book	Page
PMP 17	1003655	271	31
PMP 18	1003656	271	33
PMP 19	1003657	271	35
PMP 20	1003658	271	37
PMP 21	1003659	271	39
PMP 22	1003660	271	41
PMP 23	1003661	271	43
PMP 24	1003662	271	45
PMP 25	1003663	271	47
PMP 26	1003664	271	49
PMP 27	1003665	271	51
PMP 28	1003666	271	53
PMP 29	1003667	271	55
PMP 30	1003668	271	57
PMP 31	1003669	271	59
PMP 32	1003670	271	61
PMP 33	1003671	271	63
PMP 34	1003672	271	65
PMP 35	1003673	271	67
PMP 36	1003674	271	69
PMP 37	1003675	271	71
PMP 38	1003676	271	73
PMP 39	1003677	271	75
PMP 40	1003678	271	77
PMP 41	1003679	271	79
PMP 42	Pending	271	81

CR 1	1003680	271	1
CR 2	1003681	271	3
CR 3	1003682	271	5
CR 4	1003683	271	7
CR 5	1003684	271	9
CR 6	1003685	271	11

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CR 7	1003686	271	13
CR 8	1003687	271	15
CR 9	1003688	271	17
CR 10	1003689	271	19
CR 11	1003690	271	21
CR 12	1003691	271	23
CR 13	1003693	271	25
CR 14	1003694	271	27
CR 15	1003692	271	29

AF 1	1003695	270	412
AF 2	1003696	270	414
AF 3	1003697	270	416
AF 4	1003698	270	418
AF 5	1003699	270	420
AF 6	1003700	270	422
AF 7	1003701	270	424
AF 8	1003702	270	426
AF 9	1003703	270	428
AF 10	1003704	270	430
AF 11	1003705	270	432
AF 12	1003706	270	434
AF 13
AF 14
AF 15
AF 16
AF 17
AF 18
AF 19
AF 20
AF 21
AF 22
AF 23
AF 24
AF 25
AF 26
AF 27
AF 28
AF 29
AF 30
AF 31
AF 32
AF 33
AF 34

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AF 35
AF 36
AF 37
AF 38
AF 39
AF 40
AF 41
AF 42
AF 43
AF 44
AF 45
AF 46
AF 47

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EXHIBIT B

(Royalty Provisions)

If the Property is conveyed to American Lithium Minerals, Inc. (“ALM”), under the terms of the foregoing Purchase Agreement, ALM shall convey to GeoXplor Corp. (“GeoXplor”), a “Royalty” on the Net Value of lithium carbonate or other lithium compounds or products (“Minerals”), as defined in the foregoing Purchase Agreement, which Royalty conveyance shall include the following terms and conditions:

1.

Payment of Royalty

a.

Frequency of Payment of Royalty.  Royalty shall be due and payable within thirty (30) business days after the sale proceeds are received from any purchaser of Mineral produced from the Property.

b.

Method of Making Payments.  All payments required hereunder may be mailed or delivered to any single depository as GeoXplor may instruct.  If the party paying the Royalty (the “Payor”) makes a payment or payments on account of the Royalty in accordance with the provision of this Exhibit B, it will have no further responsibility for distribution of the Royalty.  All charges of the agent, trustee or depository will be borne solely by the party(ies) receiving payments of Royalty.  The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder.

2.

Records and Reports

a.

Records, Inspection and Audit.  Within one hundred and forth (140) days following the end of each calendar year, commencing with the year in which the Property (or any portion thereof) is brought into commercial production (not inclusive of any bulk sampling programs or pilot plant or test operations), the Payor shall deliver to GeoXplor a statement of the Royalty paid for said calendar year.  GeoXplor (or its designated agent) shall have the right within a period of ninety (90) days from receipt of such statement to inspect the Payor’s books and records relating thereto and to conduct an independent audit of such books and records at its own cost and expense.

b.

Objections.  If GeoXplor does not request an inspection of the Payor’s books and records during the ninety (90) day period referred to in the preceding paragraph, all payments of Royalty for the annual period will be considered final and in full satisfaction of all obligations of the payor with respect thereto.  If GeoXplor elects to question any calculation of Royalty, GeoXplor shall deliver to the Payor a written notice (the “Objection Notice”) within ninety (90) days after receipt by GeoXplor of the final statement.  If such audit determines that there has been a deficiency or an excess in the payment made to GeoXplor, such deficiency or excess will be resolved by adjusting the next payment or due hereunder.  GeoXplor will pay all the costs and expenses of such audit unless a deficiency of five percent (5%) or more of the amount due is determined to exist.  The Payor will pay the costs and expenses of such audit if a deficiency of five percent (5%) or more of the amount due is determined to exist.  All books and records used and kept by the Payor to calculate the Royalty due hereunder will be kept in accordance with generally accepted accounting principles.

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c.

Evidence of Maintenance of the Claims.  The Payor shall deliver to GeoXplor, not later than the date two weeks prior to the date for the payment of annual claim maintenance fees for the Property, evidence that the fee has been timely paid.

3.

Inurement

The Royalty shall run with the land and be binding on all subsequent owners of the Property, including any amendments, relocations, patents of the same or additional or alternative rights to mine as may be acquired for the same land included within the Property as a result of any changes in the mineral laws of the United States.

4.

Assignments by GeoXplor

GeoXplor may transfer, pledge, mortgage, charge or otherwise encumber all or any part of its rights, title and interest in and to its Royalty; provided, however, that the Payor shall be under no obligation to make its payments hereunder to such assignee, transferee, pledge or other third party until the Payor’s receipt of notice concerning the assignment or transfer.